EXHIBIT 99.1

Repros Announces Court of Appeals’ Affirmation of Summary Judgment in Favor of the Company

THE WOODLANDS, Texas, Jan. 11, 2016 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that the United States Court of Appeals for the Federal Circuit summarily affirmed the ruling of the United States District Court for the Southern District of Texas in favor of the Company in the Company’s motions for summary judgment that Dr. Fisch failed to present sufficient evidence to be added as a co-inventor of U.S. Patent Nos. 7,737,185 and 7,759,360, covering therapeutic uses of enclomiphene, and that equitable estoppel barred Dr. Fisch's counterclaims seeking to be added as a co-inventor of the patents at issue, in its lawsuit against Dr. Harry Fisch.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

For more information, please visit the Company’s website at http://www.reprosrx.com.

CONTACT:

Investor Relations:
Thomas Hoffmann
The Trout Group
(646) 378-2931
thoffmann@troutgroup.com